UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: March 9, 2006

(Date of earliest event reported)

Ventana Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

DE	000-20931	94-2976937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1910 E. Innovation Park Drive, Tucson	85755
(Address of principal executive offices)	(Zip Code)

520-887-2155

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 3, 2006, Ventana Medical Systems, Inc. (the “Company”) paid its named executive officers annual bonuses for 2005. The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) had approved the bonuses in January 2006 to be paid on March 3, 2006 provided that no material changes occurred to the year-end 2005 performance measure results from those reviewed by the Compensation Committee at its meeting on January 30, 2006. The Company’s President and Chief Executive Officer certified that this condition was met on March 3, 2006. The bonus amounts for 2005 were as follows:

Christopher Gleeson, President, CEO and Director	1,230 restricted stock units; and
1,801 options to purchase common stock
Thomas Grogan, M.D., Chairman Emeritus, CMO and Director	$29,255
Nicholas Malden, SVP, CFO and Secretary	$27,500
Hany Massarany, SVP, Corporate Strategy and Development	$35,063
Timothy Johnson, SVP, Global Business Services	$32,931
Mark Tucker, SVP, General Counsel	$17,142

Annual bonus payments for executive officers, including the Chief Executive Officer, depend on achieving financial goals recommended by the Compensation Committee and approved by the Board of Directors. These goals cover revenue growth, profitability, and the efficiency with which capital is employed in the Company’s business. Officers may receive the full or partial portion of their targeted annual performance-based bonus.

Mr. Gleeson elected to receive this award half in the form a restricted share units and half in stock options. The restricted share unit grant is equal to 50% of the notional value of the cash bonus times 1.25 and the stock option grant is equal to 50% of the notional value of the cash bonus times two and divided by the average closing price of the Company’s stock for the 365 days preceding the date of grant. The performance units grant are vested and the award will be settled on the earlier of (i) the later of; (a) 3 years from date of grant, or (b) termination of employment, or (ii) upon change of control. The stock options grant vested 100% on the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2006	VENTANA MEDICAL SYSTEMS, INC.

	By:	/s/ Nicholas Malden
Nicholas Malden
Senior Vice President, Chief Financial Officer and Secretary